Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

by and between

LORDSTOWN MOTORS CORP.

and

FOXCONN VENTURES PTE. LTD.

Dated as of November 7, 2022

Table of Contents

i

ii

ANNEXES

Annex I	–	Form of Certificate of Designations
Annex II	–	Form of Registration Rights Agreement

INVESTMENT AGREEMENT, dated as of November 7, 2022 (this “Agreement”), by and between Lordstown Motors Corp., a Delaware corporation (the “Company”), and Foxconn Ventures Pte. Ltd., a private company limited by shares established under the laws of Singapore (the “Investor”).

WHEREAS, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, an aggregate of (a) 39,772,727 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and (b) 1,000,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the form of Certificate of Designation, Preferences and Rights attached hereto as Annex I (the “Certificate of Designations”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Definitions

Section 1.01           Definitions.

(a)            As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“25% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Common Stock, shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent, on an as-converted basis, at least 25% of the number of shares of Common Stock, on an as-converted basis, acquired by the Investor Parties under this Agreement.

“50% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Common Stock, shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent, on an as-converted basis, at least 50% of the number of shares of Common Stock, on an as-converted basis, acquired by the Investor Parties under this Agreement.

“Acquired Shares” means, with respect to any Closing, any Common Stock and Series A Preferred Stock acquired by the Investor at such Closing.

“Acquisition Proposal” means any proposal or offer from any Person relating to any direct or indirect (i) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any of its Subsidiaries representing 30% or more of the consolidated assets of the Company (other than sales of inventory in the ordinary course of business and consistent with past practice); (ii) issuance, sale or other disposition, directly or indirectly (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction), of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of any class of outstanding voting securities of the Company (other than grants of Series A Preferred Stock, Company Stock Options and Company RSUs, Company PSUs and Company Restricted Shares under the Company Stock Plans in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries); (iii) tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any Person beneficially owning 15% or more of any class or series (or the voting power of any class or series) of equity securities of the Company or any other transaction in which any Person shall acquire beneficial ownership or the right to acquire beneficial ownership, of 15% or more of any class or series (or the voting power of any class or series) of equity securities; (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries representing 30% or more of the consolidated assets of the Company; or (v) combination of the foregoing (in each case, other than the Transactions).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as-converted basis” means, with respect to a Person or Persons, all outstanding shares of Common Stock beneficially owned by such Person or Persons, calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations and without regard to any of the limitations on convertibility contained in Sections 6 and 8(f) of the Certificate of Designation) are assumed to be outstanding as of such date.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“Available Registration Statement” shall mean, with respect to a Registration Statement as of a date, that (i) as of such date such Registration Statement is effective for an offering to be made on a delayed or continuous basis, there is no stop order with respect thereto and the Company reasonably believes that such Registration Statement will be continuously available for the resale of Registrable Securities for the next ten (10) Business Days and (ii) as of such date and continuously for the next ten (10) Business Days, (a) there is not in effect a Postponement Period or Quarterly Blackout Period (as each such term is defined in the Registration Rights Agreement) and (b) the Investor Parties are not restricted by the holdback provision of Section 9(a) of the Registration Rights Agreement or any related “lock-up” agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, Taipei, or Singapore are authorized or required by Law to be closed.

“CFIUS” means the U.S. government’s Committee on Foreign Investment in the United States.

“CFIUS Clearance” means the Company and the Investor have received from CFIUS a written communication that (a) CFIUS has concluded that the Transactions are not a “covered transaction” and not subject to review under applicable Law or (b) CFIUS has concluded the review of the Transactions under Section 721 and determined that there are no unresolved national security concerns with respect to the Transactions.

“CFIUS Turndown” means (a) CFIUS has informed the Company and the Investor in writing that it has unresolved national security concerns with respect to the Transactions and that it intends to refer the matter to the President of the United States unless the Company and the Investor abandon the Transactions or (b) CFIUS has informed the Company and the Investor in writing that mitigation that would have a Regulatory Material Adverse Effect is required to address national security concerns with respect to the Transactions and the Investor does not agree to such mitigation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company Charter” means the Company’s certificate of incorporation, as amended to the date of this Agreement.

“Company Charter Documents” means the Company Charter and the Company’s bylaws, as amended to the date of this Agreement.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Company PSU” means a restricted stock unit of the Company that is initially subject to both time-based and performance-based vesting conditions.

“Company Restricted Share” means a share of Common Stock that is subject to forfeiture conditions.

“Company RSU” means a restricted stock unit of the Company subject solely to time-based vesting conditions.

“Company Stock Option” means an option to purchase shares of Common Stock.

“Company Stock Plans” means the 2020 Equity Incentive Plan, as amended from time to time, or any successor plan.

“Conversion Rate” has the meaning set forth in the Certificate of Designations.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EV Program” means the planning, designing, engineering, developing, testing, industrializing, homologating, certifying, and launching of the electric and autonomous vehicles contemplated under the Product Development and Engineering Services Agreement and the EV Program Agreement.

“EV Program Agreement” means that certain EV Program Agreement to be entered into between the Company and the counterparty named in the Product Development and Engineering Services Agreement entered into by the Company on or about the date hereof.

“EV Program Budget” means a budget for the EV Program, which budget shall be prepared to reflect expenditures on a monthly basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Investor Board Seat Fall-Away” means the first day on which the 50% Beneficial Ownership Requirement is not satisfied.

“Fraud” means actual common law fraud in the making of a representation, warranty, or other statement committed by a Person making such representation, warranty, or statement with the intent to deceive another Person, and to induce any Person to enter into this Agreement or any Transaction Document and requires (a) a false representation, warranty, or statement of material fact; (b) actual knowledge or belief that such representation, warranty, or statement is false; (c) an intention to induce such other Person to whom such representation, warranty, or statement was made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation, warranty, or statement to take or refrain from taking action; and (e) causing such Person or any party hereto to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against such Person committing such Fraud, it being understood that if a Representative of a party hereto commits Fraud, then such party shall be deemed to have committed such Fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator (public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including any trademarks, service marks, trade names, Internet domain names, logos, slogans, patents, copyrights and copyrightable works, rights in computer software (including source code and object code) data, databases, and documentation thereof, trade secrets and confidential information, and know-how, technology, and inventions (whether patentable or not) (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing).

“Investor Designee” means an individual designated in writing by the Investor to be nominated by the Company for election to the Board pursuant to Section 5.09(c) or elected to the Board pursuant to Sections 5.09(a) or 5.09(d), as applicable, and following reasonable satisfaction by such individuals of customary background checks.

“Investor Director” means a member of the Board who was elected to the Board as an Investor Designee.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Investor of any of the Transactions on a timely basis or (ii) the compliance by the Investor with its obligations under this Agreement.

“Investor Parties” means the Investor and each Affiliate of the Investor to whom shares of Series A Preferred Stock or Common Stock are transferred.

“IT Assets” means all hardware, software, code, systems, networks, websites, applications, databases and other information technology assets and equipment.

“Knowledge” means, with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 1.01 of the Company Disclosure Letter.

“Liens” means any mortgage, pledge, lien, charge, encumbrance, security interest, adverse ownership interest or other restriction of any kind or nature, whether based on common law, statute or contract.

“Mandatory Conversion” has the meaning set forth in the Certificate of Designations.

“Material Adverse Effect” means any effect, change, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to (i) have a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company and its Subsidiaries operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Authority associated with national security, (c) effects of epidemics, pandemics or disease outbreaks (including the COVID-19 virus) or weather or meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date of this Agreement, (e) the announcement, execution or delivery of this Agreement or the consummation of the Transactions (it being understood that this clause (e) shall not apply to a breach of any representation or warranty set forth in Section 3.01, Section 3.03 or Section 3.04), (f) any actions taken by, or at the written request of, Investor or the Investor Parties and (g) any failure by the Company to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), except, solely with respect to clauses (a), (b), (c) and (d), to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) prevent or materially delay, interfere with, hinder or impair (a) the consummation by the Company or its Subsidiaries of any of the Transactions on a timely basis or (b) the compliance by the Company or its Subsidiaries with its respective obligations under this Agreement.

“MIH JV” means MIH EV Design LLC, a Delaware limited liability company.

“MIH JV LLC Agreement” means the Limited Liability Company Agreement of MIH JV, dated as of May 11, 2022, as amended.

“Nasdaq” means the NASDAQ Global Select Market.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Funding Milestones” shall mean the EV Program milestones and deliverables required to be achieved by the Company before funding of each of the Second Tranche Preferred Purchase and the Third Tranche Preferred Purchase.

“Purchase” means, collectively, the Initial Purchase, the Subsequent Common Purchase, the Second Tranche Preferred Purchase and the Third Tranche Preferred Purchase.

“Purchase Price” means the Initial Purchase Price, the Subsequent Common Purchase Price and the Subsequent Preferred Purchase Price.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor on the Initial Closing Date, the form of which is set forth as Annex II hereto, as it may be amended, supplemented or otherwise modified.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the Securities and Exchange Commission.

“Second Investor Board Seat Fall-Away” means the first day on which the 25% Beneficial Ownership Requirement is not satisfied.

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, and regulations that implement such provision.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Governmental Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations and the Registration Rights Agreement.

“Transactions” means the Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents.

(b)            In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:1

Term	Section
Action	3.07
Agreement	Preamble
Balance Sheet Date	3.05c)
Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Certificate of Designations	Recitals
Closing	2.04(a)
Closing Date	2.04(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Confidential Information	5.05
Contract	3.03(b)
Draft CFIUS Notice	5.02(b)
Environmental Laws	3.17
Excluded Issuance	5.14(a)
Filed SEC Documents	Article III

1 Note to Draft: To be updated once Agreement is final.

Term	Section
Initial Acquired Shares	2.01
Initial Closing	2.02(a)
Initial Closing Date	2.02(a)
Initial Common Purchase Price	2.01
Initial Preferred Purchase Price	2.01
Initial Purchase	2.01
Initial Purchase Price	2.01
International Trade Laws	3.08(b)
Investor	Preamble
IRS	5.11
Judgments	3.07
Laws	3.08
OFAC	3.08(b)
Permits	3.08
Proposed Securities	5.13(b)(i)
Regulatory Material Adverse Effect	5.02(c)
Restraints	6.01(a)
Sanctions	3.08(b)
Sanctioned Jurisdiction	3.08(b)
Second Preferred Closing	2.04(a)
Second Preferred Closing Date	2.04(a)
Second Tranche Preferred Purchase	2.01(c)
Second Tranche Preferred Purchase Price	2.01(c)
Second Tranche Preferred Shares	2.01(c)
Series A Preferred Stock	Recitals
Subsequent Common Closing	2.03(a)
Subsequent Common Closing Date	2.03(a)
Subsequent Common Purchase	2.01(b)
Subsequent Common Purchase Price	2.01(b)
Subsequent Common Shares	2.01(b)
Subsequent Preferred Closing	2.04(a)
Subsequent Preferred Closing Dates	2.04(a)
Subsequent Preferred Purchase	2.01(d)
Subsequent Preferred Purchase Price	2.01(d)
Subsequent Preferred Shares	2.01(d)
Termination Date	7.01(b)
Third Preferred Closing	2.04(a)
Third Preferred Closing Date	2.04(a)
Third Tranche Preferred Purchase	2.01(d)
Third Tranche Preferred Purchase Price	2.01(d)
Third Tranche Preferred Shares	2.01(d)

Article II

Purchase and Sale

Section 2.01           Purchase and Sale.

(a)            On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Initial Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, (i) 12,917,274 shares of Common Stock (the “Initial Common Shares”) for a purchase price per share equal to $1.76 and an aggregate purchase price for the Initial Common Shares of $22,734,402 (such aggregate purchase price, the “Initial Common Purchase Price”) and (ii) 300,000 shares of Series A Preferred Stock (the “Initial Preferred Shares”, together with the Initial Common Shares, the “Initial Acquired Shares”) for a purchase price per share equal to $100 and an aggregate purchase price for the Initial Preferred Shares of $30,000,000 (such aggregate purchase price, the “Initial Preferred Purchase Price”). The aggregate purchase price for the Initial Acquired Shares shall be $52,734,402 (such aggregate purchase price, the “Initial Purchase Price”). The purchase and sale of the Initial Acquired Shares pursuant to this Section 2.01(a) is referred to as the “Initial Purchase”.

(b)            On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Subsequent Common Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, 26,855,453 shares of Common Stock (the “Subsequent Common Shares”) for a purchase price per share equal to $1.76 and an aggregate purchase price for the Subsequent Common Shares of $47,265,597 (such aggregate purchase price, the “Subsequent Common Purchase Price”). The purchase and sale of the Subsequent Common Shares pursuant to this Section 2.01(b) is referred to as the “Subsequent Common Purchase”.

(c)            On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Second Preferred Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, 300,000 shares of Series A Preferred Stock (the “Second Tranche Preferred Shares”) for a purchase price per share equal to $100 and an aggregate purchase price for the Second Tranche Preferred Shares of $30,000,000 (such aggregate purchase price, the “Second Tranche Preferred Purchase Price”). The purchase and sale of the Second Tranche Preferred Shares pursuant to this Section 2.01(c) is referred to as the “Second Tranche Preferred Purchase”.

(d)            On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Third Preferred Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, 400,000 shares of Series A Preferred Stock (the “Third Tranche Preferred Shares”, together with the Second Tranche Preferred Shares, the “Subsequent Preferred Shares”) for a purchase price per share equal to $100 and an aggregate purchase price for the Third Tranche Preferred Shares of $40,000,000 (such aggregate purchase price, the “Third Tranche Preferred Purchase Price”, together with the Second Tranche Preferred Purchase Price, the “Subsequent Preferred Purchase Price”). The purchase and sale of the Third Tranche Preferred Shares pursuant to this Section 2.01(d) is referred to as the “Third Tranche Preferred Purchase” (and together with the Second Tranche Preferred Purchase, the “Subsequent Preferred Purchase”).

Section 2.02           Initial Closing.

(a)            On the terms of this Agreement, the closing of the Initial Purchase (the “Initial Closing”) shall occur at 10:00 a.m. (New York City time) on November 22, 2022, provided that all of the conditions to the Initial Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions at such time) on or before such date or if such conditions are not satisfied or waived on or before such date, then on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions at such time). The Initial Closing shall be conducted remotely via the electronic exchange of documents and signatures, or at such other place, time or date as shall be agreed between the Company and the Investor. The date on which the Initial Closing occurs is referred to herein as the “Initial Closing Date”.

(b)            At the Initial Closing:

(i)            the Company shall deliver to the Investor (1) the Initial Acquired Shares, free and clear of all Liens, except restrictions imposed by the Certificate of Designations, applicable securities Laws and this Agreement and (2) the Registration Rights Agreement, duly executed by the Company; and

(ii)            the Investor shall (1) pay the Initial Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing and (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investor.

Section 2.03           Subsequent Common Closing.

(a)            On the terms of this Agreement, the closing of the Subsequent Common Purchase (the “Subsequent Common Closing”) shall occur at 10:00 a.m. (New York City time) on the tenth (10th) Business Day after all of the conditions to the Subsequent Common Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Subsequent Common Closing, but subject to the satisfaction or waiver of those conditions at such time) and shall be conducted remotely via the electronic exchange of documents and signatures, or at such other place, time or date as shall be agreed between the Company and the Investor (the date on which the Subsequent Common Closing occurs, the “Subsequent Common Closing Date”).

(b)            At the Subsequent Common Closing:

(i)            the Company shall deliver to the Investor the Subsequent Common Shares, free and clear of all Liens, except restrictions imposed by the Certificate of Designations, applicable securities Laws and this Agreement; and

(ii)            the Investor shall pay the Subsequent Common Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing.

(c)            The respective obligations of the Company and the Investor to effect the Subsequent Common Purchase pursuant to Section 2.01(b) may be terminated at any time prior to the Subsequent Common Closing:

(i)            by either the Company or the Investor upon written notice to the other, if the Subsequent Common Closing has not occurred on or prior to the first anniversary of the date of this Agreement; provided that the right to terminate the respective obligations of the Company and the Investor to effect the Subsequent Common Purchase under this Section 2.03(c)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 2.03(c)(i); or

(ii)            by either the Company or the Investor if there shall have been a CFIUS Turndown.

Section 2.04           Subsequent Preferred Closings.

(a)            On the terms of this Agreement, the closing of the Second Tranche Preferred Purchase (the “Second Preferred Closing”) and the Third Tranche Preferred Purchase (the “Third Preferred Closing”, together with the Second Preferred Closing, the “Subsequent Preferred Closings”; Subsequent Preferred Closings together with the Initial Closing and the Subsequent Common Closing, the “Closings”, and each, a “Closing”) shall occur at 10:00 a.m. (New York City time) on the tenth (10th) Business Day after all of the conditions to the Second Preferred Closing or the Third Preferred Closing, as applicable, set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at such Subsequent Preferred Closing, but subject to the satisfaction or waiver of those conditions at such time) and shall be conducted remotely via the electronic exchange of documents and signatures, or at such other place, time or date as shall be agreed between the Company and the Investor. The date on which the Second Preferred Closing or the Third Preferred Closings occurs shall be referred to herein as the “Second Preferred Closing Date” and the “Third Preferred Closing Date”, respectively, and collectively as the “Subsequent Preferred Closing Dates” (the Subsequent Preferred Closing Dates, together with the Subsequent Common Closing Date and the Initial Closing Date, the “Closing Dates”, and each, a “Closing Date”).

(b)            At each Subsequent Preferred Closing:

(i)            the Company shall deliver to the Investor the Subsequent Preferred Shares for such Subsequent Preferred Closing, free and clear of all Liens, except restrictions imposed by the Certificate of Designations, applicable securities Laws and this Agreement; and

(ii)            the Investor shall pay the Subsequent Preferred Purchase Price for such Subsequent Preferred Closing to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing.

Article III

Representations and Warranties of the Company

The Company represents and warrants to the Investor as of the date of this Agreement and as of each Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investor prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC (and remaining publicly available) after January 1, 2021 and prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.10 and 3.11):

Section 3.01           Organization; Standing.

(a)            The Company is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence and good standing) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b)            Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02           Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists of 450,000,000 shares of Common Stock and 12,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on November 7, 2022 (the “Capitalization Date”), (i) 216,976,245 shares of Common Stock were issued and outstanding (including 188,068 Company Restricted Shares), (ii) 5,558,316 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iii) 5,970,764 shares of Common Stock were subject to outstanding Company Stock Options, (iv) 6,216,322 Company RSUs were outstanding pursuant to which a maximum of 6,216,322 shares of Common Stock could be issued, (v) 682,500 Company PSUs were outstanding pursuant to which a maximum of 682,500 shares of Common Stock could be issued (assuming maximum achievement of all applicable performance conditions), (vi) 500,000 shares of Class A common stock may be issued in lieu of cash payment of annual bonus/performance unit awards under the Company Stock Plans, (vii) warrants to purchase 5,663,907 shares of Common Stock were issued and outstanding and (viii) no shares of Company Preferred Stock were issued or outstanding.

(b)            Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding obligations, options, warrants, rights, pledges, calls, puts, phantom equity, preemptive rights, or other rights, commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company RSUs or Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive or similar rights of a third Person, the Company Charter Documents or any agreement to which the Company is a party. All of the outstanding shares of capital stock or equity interests of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable and none of such capital stock or equity interests are subject to or were issued in violation of any applicable Laws and are not subject to and have not been issued in violation of any stockholders agreement, proxy, voting trust or similar agreement, or any preemptive rights, rights of first refusal or similar rights of any Person, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)            As of each Closing, all of the Acquired Shares at such Closing, and the shares of Common Stock issuable upon conversion of any of such Acquired Shares that are Series A Preferred Stock and any accrued dividends, will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Certificate of Designations, the Securities Act, any applicable securities Laws and this Agreement. The respective rights, preferences, privileges, and restrictions of the Series A Preferred Stock and the Common Stock are as stated in the Company Charter Documents (including the Certificate of Designations) or as otherwise provided by applicable Law. As of each Closing, all of the Acquired Shares acquired at such Closing and the shares of Common Stock issuable upon conversion of any of such Acquired Shares that are Series A Preferred Stock (including any unpaid accrued dividends thereon) have been duly reserved for issuance.

Section 3.03           Authority; Noncontravention.

(a)            The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Document and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized and approved by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement has been, and at the Closing the other Transaction Documents to which the Company is party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Investor, constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)            Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to such Closing Date and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to such Closing Date, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y)  violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04           Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) filings required under, and compliance with other applicable requirements of the HSR Act, if required, (c) filings contemplated by Section 5.02(b), and (d) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05            Company SEC Documents; Undisclosed Liabilities.

(a)            The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since January 1, 2021 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which are not reasonably expected to be materially adverse individually or in the aggregate to the Company and its Subsidiaries, taken as a whole).

(c)            Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any material breach of a Contract, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as relate to Taxes, (v) that have been discharged or paid prior to the date of this Agreement or (vi) as would not, individually or in the aggregate, have had or reasonably be expected to have, a Material Adverse Effect.

(d)            The Company has established and maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act relating to the Company and its consolidated Subsidiaries sufficient to provide reasonable assurance that (a) transactions are executed in accordance with Company management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with Company management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over, and procedures relating to, financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Since January 1, 2021, to the Knowledge of the Company, there has not been any Fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(e)            There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable Law to be disclosed by the Company in its Filed SEC Documents and is not so disclosed.

Section 3.06      Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07      Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, proceeding, dispute, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or any of their respective assets, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08           Compliance with Laws; Permits.

(a)            The Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries holds or is in the process of obtaining all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, this Section 3.08(a) does not apply to International Trade Laws matters, such matters being the exclusive subject of Section 3.08(b).

(b)            None of the Company, any of its Subsidiaries, any of their respective directors and executive officers, nor, to the Knowledge of the Company, any Affiliates, non-executive officers and other employees, or agents (i) is the target of any sanctions administered by U.S. Governmental Authorities (including, but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, HM Treasury, the European Union or relevant member states of the European Union, or any other relevant Governmental Authority (collectively, the “Sanctions”); (ii) is named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, HM Treasury or any other relevant Governmental Authority; (iii) is located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) (each, a “Sanctioned Jurisdiction”); or (iv) is owned or controlled by any Person or Persons described in the foregoing clauses (i)–(iii). The Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees, and agents (to the extent such persons are acting for or on behalf of the Company or any of its Subsidiaries) are, and since the date of their respective formations have been at all times, in compliance with (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120–130, as amended), the Export Administration Regulations (15 CFR §§ 730–774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws); (iii) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “International Trade Laws”).

(c)            The Company and its Subsidiaries, and, to the Knowledge of the Company, their respective directors and officers acting on behalf of or for the Company’s or any Subsidiary’s benefit are, and since the January 1, 2021 have been, in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Company or any of its Subsidiaries conduct their respective businesses and to which they are lawfully subject, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Purchase Price paid hereunder shall be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.09      Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, except for Taxes that are being contested in good faith by appropriate proceedings and that have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing, (d) none of the Company or any of its Subsidiaries has liabilities for any other Person (other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract and (e) none of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 3.10           No Rights Agreement; Anti-Takeover Provisions.

(a)            As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)            The Board has taken all necessary actions to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL) are, or as of each Closing will be, applicable to the Transactions, including the Company’s issuance to Investor of shares of Common Stock of the Company, including shares issuable upon conversion of the Series A Preferred Stock (to the extent convertible) and any issuance pursuant to Section 5.13.

Section 3.11            Brokers and Other Advisors. Except for Jefferies LLC, no broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.12            Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.08, the offer, sale and issuance of the shares of Series A Preferred Stock pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock, and neither the Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.13           Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq, nor has the Company received any written notification that the SEC or the Nasdaq is contemplating terminating such registration or listing.

Section 3.14           Certain Material Indebtedness. Neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

Section 3.15           Ability to Pay Dividends. The Company is not party to any material Contract, and is not subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations.

Section 3.16            IP; Security. Except for Liens granted in favor of Foxconn EV Technology, Inc., the Company and its Subsidiaries (i) exclusively own their proprietary Intellectual Property and IT Assets, free and clear of all Liens; (ii) do not infringe the Intellectual Property of any Person; and (iii) take commercially reasonable actions to protect the integrity, continuous operation, redundancy and security of the IT Assets used in their business (and all data, including personal data, processed thereby), in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Since January 1, 2021, there have been no violations, breaches, outages, corruptions or unauthorized uses of, or unauthorized access to same, except for instances that were resolved without material cost, liability or the duty to notify any other Person, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.17            Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries have complied since the dates of their respective formation with and is in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and as of the date hereof the Company has not received any written notice since the January 1, 2021 alleging that the Company is in violation of or has liability under any Environmental Law, (b) the Company and its Subsidiaries possess and have complied since the dates of their respective formation with and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) as of the date hereof, there is no Action under or pursuant to any Environmental Law or environmental Permit that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) as of the date hereof, neither the Company nor any of its Subsidiaries has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries has any liabilities or obligations arising from the Company’s or any of its Subsidiaries’ management disposal or release of, or exposure of any Person to, any hazardous or toxic substance, or any owned or operated property or facility contaminated by any such substance and (f) as of the date hereof, neither the Company nor any of its Subsidiaries has by contract or operation of law assumed responsibility or provided an indemnity for any liability of any other Person relating to Environmental Laws.

Section 3.18            Employee Matters.

(a)            Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the Company Plans, and each such Company Plan is in compliance with all applicable requirements of ERISA.

(b)            As of the date hereof, none of the Company or any of its Subsidiaries Company is a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, no labor organization or labor union is actively seeking signed authorization cards or other written expressions of support from the Company’s or its Subsidiaries’ employees.

(c)            There is no, and has not been since January 1, 2021, any strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company and its Subsidiaries. As of the date hereof, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(d)            To the Knowledge of the Company as of the date hereof, since January 1, 2021, no material allegations of sexual harassment have been made to the Company against any executive-level employee in his or her capacity as a director, employee or other service provider of the Company.

(e)            To the Company’s Knowledge as of the date hereof, no member of the executive leadership team of the Company has indicated an intention in writing to terminate employment with the Company.

Section 3.19           Real and Personal Property. The Company and its Subsidiaries have good and insurable title in fee simple to (in the case of real property), or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens and defects and imperfections of title, except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received actual written notice that any of the Company’s real property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor. As of the date hereof, the real property of the Company and its Subsidiaries is in good operating condition and repair, reasonable wear and tear excepted, and is structurally sound and free of any defects and is suitable and sufficient for its current and contemplated uses, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20           Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are reasonably deemed by the Company and its Subsidiaries to be adequate to protect the Company and its Subsidiaries and their respective businesses, taken as a whole in a commercially reasonably manner; and as of the date hereof neither the Company nor any of its Subsidiaries (i) has received written notice from any insurer or agent of such insurer that material capital improvements or other material capital expenditures are required or necessary to be made in order to continue such insurance or (ii) believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain materially similar coverage from similar insurers as may be necessary to continue its business.

Section 3.21           Investment Company Status. Neither the Company nor any of its Subsidiaries is, and immediately after the sale of the Acquired Shares hereunder, none of the Company nor any of its Subsidiaries will be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.22           No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Series A Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.

Section 3.23        No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither the Investor, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives in connection with the Transactions or (b) will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in connection with the Transactions. The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud.

Article IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date hereof and as of each of Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 4.01            Organization; Standing. The Investor is a private company limited by shares duly established under the Laws of Singapore and has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.02           Authority; Noncontravention.

(a)            The Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions have been duly authorized and approved by all necessary action on the part of the Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions. This Agreement has been, and at the Initial Closing the other Transaction Documents will be, duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company, constitutes (or in the case of the other Transaction Documents, at the Initial Closing will constitute) a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation by the Investor of the Transactions, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Investor or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to each of the Closing Dates and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to each of the Closing Dates, (x) violate any Law or Judgment applicable to the Investor or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor or any of its Subsidiaries is a party or accelerate the Investor’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03           Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of the HSR Act, if required, and (b) filings contemplated by Section 5.02(b), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04           Sufficiency of Funds. At each of the Closings, the Investor will have available funds necessary to consummate the Purchase at such Closing and pay the Purchase Price for such Closing and to pay any fees and expenses of or payable by the Investor, on the terms and conditions contemplated by this Agreement. As of the date of this Agreement, the Investor is not aware of any reason why the funds sufficient to pay the applicable Purchase Price at each Closing will not be available on such Closing Date.

Section 4.05           Ownership of Company Stock. Other than 7,248,163 shares of Common Stock and warrants to acquire 1,700,000 shares of Common Stock, in each case owned by Affiliates of the Investor, neither the Investor nor any of its Affiliates owns any capital stock or other securities of the Company.

Section 4.06           Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.07           Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investor and its Representatives, the Investor and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Investor is familiar, that the Investor is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Investor (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties made by the Company in Article III of this Agreement (as the same may be modified by the Company Disclosure Letter), the Investor is not relying on any representations and warranties or other statements made by the Company or any of its Representatives and Investor will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto, except with respect to Fraud.

Section 4.08           Purchase for Investment. The Investor acknowledges that the Common Stock, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock have not been registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Common Stock, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Common Stock, the Series A Preferred Stock or the Common Stock issuable upon the conversion of the Series A Preferred Stock, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Stock, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (e)(1) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Common Stock, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Common Stock, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock indefinitely and (ii) a total loss in respect of such investment. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Common Stock, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and to protect its own interest in connection with such investment.

Section 4.09           No Other Investor Representations or Warranties. Except for the representations and warranties made by the Investor in this Article IV, in connection with the Transactions, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investor in this Article IV, neither the Investor nor any other Person makes or has made any express or implied representation or warranty to the Company or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Investor, any of its Affiliates or their respective businesses or (b) any oral or written information presented to the Company or its Representatives in connection with this Agreement or the Transactions.

Section 4.10           No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III (as the same may be modified by the Company Disclosure Letter and the Filed SEC Documents), the Investor hereby acknowledges it is not relying on any other representations and warranties and that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or any information developed by the Investor or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Investor resulting from the delivery, dissemination or any other distribution to the Investor or any of its Representatives, or the use by the Investor or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Investor or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Investor. The Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud. The Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, the Investor and its Affiliates and Representatives have relied on the results of their own independent investigation.

Article V

Additional Agreements

Section 5.01           Negative Covenants. Except as required by applicable Law, Judgment or to comply with any notice from a Governmental Authority, as expressly contemplated, required or permitted by this Agreement or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Initial Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), (1) unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditions), the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to maintain and preserve in all material respects its existing relationships with its customers, employees, independent contractors and other business relationships having material business dealings with the Company or any of its Subsidiaries and (2) unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)            other than the authorization and issuance of the Series A Preferred Stock to the Investor, authorize, issue, sell or grant any Parity Stock or Senior Stock (as such terms are defined in the Certificate of Designations);

(b)            redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company RSUs or Company PSUs);

(c)            establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(d)            split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(e)            amend or supplement the Company Charter Documents or make any material amendments to the organizational documents of any of the Company’s Subsidiaries, in each case, in a manner that would affect the Investor in an adverse manner either as a holder of Series A Preferred Stock or with respect to the rights of the Investor under this Agreement;

(f)             increase the size of the Board; or

(g)            agree or commit to do any of the foregoing.

Section 5.02           Regulatory Filings.

(a)            The Company and the Investor shall, and shall cause their ultimate parent entities to, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act if a filing under the HSR Act is required for any Closing (which shall request, if legally available, the early termination of any waiting period applicable to such Closing under the HSR Act) and, which filing shall be made as promptly as reasonably practicable following any request thereof from the Investor, and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act. For the avoidance of doubt, from and after the date of this Agreement, the Investor may require the cooperation of the Company under this Section 5.02 at any time, and from time to time and on multiple occasions, prior to the final Closing. The Investor and the Company shall each be responsible for the payment of one-half of all filing fees associated with any filings under the HSR Act.

(b)            The Company, on the one hand, and the Investor, on the other hand, shall use reasonable best efforts to work cooperatively together to, as promptly as reasonably practicable, complete governmental processes pursuant to Section 721 in connection with the Subsequent Common Purchase. The Company and the Investor shall: (1) as promptly as reasonably practicable, and in any event within twenty (20) Business Days from date of this Agreement, submit a draft joint voluntary notice (“Draft CFIUS Notice”) to CFIUS and complete the consultation process contemplated by 31 C.F.R. § 800.501(g) with respect to the contemplated Subsequent Common Purchase; (2) as promptly as practicable and, in any event, within five (5) Business Days of CFIUS notification that the Draft CFIUS Notice meets the requirements of 31 C.F.R. § 800.502 and is, accordingly, complete, file with CFIUS the formal Joint Voluntary Notice as contemplated by 31 C.F.R. § 800.501(a); (3) provide CFIUS with additional or supplemental information responsive to any requests from CFIUS or its member agencies during the CFIUS process within the time frame designated by CFIUS; and (4) use their respective reasonable best efforts to, as promptly as practicable, obtain CFIUS Clearance and to prevent impediments to the consummation of the Transactions.

(c)            Notwithstanding anything to the contrary set forth in this Section 5.02 or elsewhere in this Agreement, the Investor’s “reasonable best efforts” shall not require Investor to take any action, or refrain from taking any action, if doing so would, individually or in the aggregate, have a “Regulatory Material Adverse Effect”. Solely for purposes of this Section 5.02(c), a “Regulatory Material Adverse Effect” means CFIUS mitigation terms or other actions pursuant to any Antitrust Law that require:

(i)            selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, key assets or key categories of assets or businesses of the Investor or its Affiliates that are material to the Investor’s or its Affiliates’ investments and operations in electric vehicle manufacturing;

(ii)           terminating any existing key relationships, contractual rights or obligations of the Investor or its Affiliates that are material to the Investor’s or its Affiliates’ investments and operations in electric vehicle manufacturing;

(iii)          terminating any existing or contractually planned key venture or other arrangement of the Investor or its Affiliates that are material to the Investor’s or its Affiliates’ investments and operations in electric vehicle manufacturing; or

(iv)          restricting or adversely impacting in a material manner a key business line or business opportunity of the Investor or any of its Affiliates that is not focused on electric vehicle manufacturing.

(d)            Each of the Company and the Investor shall promptly notify the other party of any substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority to the extent that it does not contain confidential business information, the Governmental Authority has requested or directed that the communication not be shared, or sharing of the information would waive a privilege. Subject to the requirements of applicable Law, the Company and the Investor will provide each other with copies of all substantive correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions so long as they do not contain confidential business information or information that the Governmental Authority has requested or directed that they not be shared, or sharing of the information would waive a privilege (provided, however, that the Company and the Investor shall use reasonable efforts to provide alternative, redacted or substitute documents or information to the greatest extent possible and in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges or otherwise violate the requirements of applicable Law or any Governmental Authority request or direction not to share information). The Company and the Investor shall each be responsible for the payment of one-half of all filing fees in connection with the submission of the Draft CFIUS Notice.

(e)            The Investor agrees that it will not exercise the warrants it holds as of the date of this Agreement at any time prior to CFIUS Clearance or CFIUS Turndown.

(f)             Notwithstanding anything to the contrary contained in this Agreement or the Certificate of Designations, the Company and the Investor agree that as of and following the Initial Closing and until the CFIUS Clearance is received, neither the Investor nor any of its Affiliates shall obtain (i) control (as defined in 31 C.F.R. § 800.208) of the Company, including the power to determine, direct or decide any important matters for LMC; (ii) access to any material nonpublic technical information (as defined in 31 C.F.R. § 801.208) in the possession of the Company (which shall not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture the Company’s products, including processes, techniques, or methods, other than the information provided by the Company to the Investor or its Affiliates under the Manufacturing Supply Agreement used for the purpose of manufacturing the Company’s Endurance® vehicle; (iii) membership or observer rights on the board of directors of the Company or the right to nominate an individual to a position on the board of directors of the Company; or (iv) any involvement (other than through voting of shares, subject to the other limitations set forth herein and in the Certificate of Designations) in substantive decision-making of the Company regarding the use, development, acquisition, or release of any of the Company’s critical technologies (as defined in 31 C.F.R. § 801.204). To the extent that any term in this Agreement or the Certificate of Designations would grant any of the rights described in clauses (i)-(iv) of the foregoing sentence to the Investor or its Affiliates, that term shall have no effect until such time as the CFIUS Clearance is received.

Section 5.03           Corporate Actions.

(a)            At any time that any Series A Preferred Stock is outstanding, the Company shall:

(i)            from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Series A Preferred Stock then outstanding and all accrued and unpaid dividends thereon; and

(ii)           not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from Nasdaq other than in connection with a Change of Control (as defined in the Certificate of Designations) pursuant to which the Company agrees to satisfy, or will otherwise cause the satisfaction, in full of its obligations under Section 9(a) of the Certificate of Designations or is otherwise consistent with the terms set forth in Section 9(i) of the Certificate of Designations.

(b)            Prior to or upon the Initial Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designations in the form attached hereto as Annex I.

(c)            If any occurrence since the date of this Agreement until the Initial Closing would have resulted in an adjustment to the Conversion Rate pursuant to the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Rate, effective as of the Initial Closing, in the same manner as would have been required by the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement.

(d)            The Company agrees, following the Subsequent Common Closing, to consider in good faith, but will not be obligated to nominate, any recommendations made by the Investor for any non-executive nominees to the Board.

(e)            At any time that any Series A Preferred Stock is outstanding, the Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Investor Parties unless the Company has excluded the Investor Parties from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of the Investor Parties’ beneficial ownership of Series A Preferred Stock or Common Stock that had been acquired from the Company and is owned as of the date any such agreement or plan is adopted by the Company.

(f)            Prior to or upon the Initial Closing, (i) the Company and the Investor shall have: (A) amended, or caused to be amended, the MIH JV LLC Agreement to terminate all obligations of Lordstown EV Corporation and Foxconn EV Technology, Inc. thereunder, including any obligations to make capital contributions and (B) terminated or cause to be terminated the Note, Guaranty and Security Agreement, dated June 24, 2022, issued by Lordstown EV Corporation and guaranteed by the Company and Lordstown EV Sales LLC (the “Note”) and (ii) the Investor shall have released or cause to be released all Liens on assets of Lordstown EV Corporation or the Company and paid Lordstown EV Corporation the sum of (x) $436,150 for services provided by Lordstown EV Corporation from May 11, 2022 through September 30, 2022 and (y) $144,291 for reimbursement of expenses. Promptly following the Initial Closing, the Company and the Investor shall take all such actions as necessary or reasonably desirable to (i) cause MIH JV to distribute all remaining funds held by it to Foxconn EV Technology, Inc. (as a distribution for amounts contributed by it and as a repayment in full of any loans advanced by it to Lordstown EV Corporation under the Note) and (ii) liquidate, wind up and dissolve the MIH JV. Despite the liquidation of the MIH JV, it is the Company’s and the Investor’s continued intent that the Investor and its Affiliates will utilize Lordstown Motors Corp. as their preferred North American vehicle development partner for customers and partners who are seeking full or partial vehicle product development, engineering, industrialization, and launch support capabilities, beyond contract manufacturing, in North America, subject in each case to customer and partner specific requirements and approval.

Section 5.04           Public Disclosure. The Investor Parties and the Company shall, and shall cause their Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not, and shall cause their Affiliates not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or the Investor Parties (a) which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Notwithstanding anything to the contrary in this Agreement, in no event shall this Section 5.04 limit disclosure by any Investor Party and their respective Affiliates of ordinary course communications regarding this Agreement and the Transactions to its existing or prospective equityholders, members, managers and investors of any Affiliates of such Person.

Section 5.05           Confidentiality. The Investor Parties will, and will direct their Affiliates and Representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to any Investor Party, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement, including any such information provided pursuant to Section 5.17 of this Agreement (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor Parties’ investment in the Company made pursuant to this Agreement; provided that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by any Investor Party or its Affiliates or their respective Representatives, (b) was or becomes available to any Investor Party or its Affiliates or their respective Representatives from a source other than the Company or its Representatives; provided that such source is reasonably believed by such Investor Party or its Affiliates not to be subject to an obligation of confidentiality (whether by agreement or otherwise), (c) at the time of disclosure is already in the possession of an Investor Party or its Affiliates or their respective Representatives or (d) was independently developed by any Investor Party or its Affiliates or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information; provided that an Investor Party may disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of Acquired Shares from such Investor Party, as long as such prospective purchaser agrees to be bound by similar confidentiality or non-disclosure terms as are contained in this Agreement (with the Company as an express third party beneficiary of such agreement), (iii) to any Affiliate of such Investor Parties and their Affiliates and their respective directors, officers, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein), (iv) as may be reasonably determined by such Investor Party to be necessary in connection with such Investor Party’s enforcement of its rights in connection with this Agreement or its investment in the Company, or (v) as may otherwise be required by Law or legal, judicial or regulatory process; and provided, further, that (x) any breach of the confidentiality and use terms herein by any Person to whom such Investor Party may disclose confidential information pursuant to clauses (i) and (iii) of the preceding proviso shall be attributable to such Investor Party for purposes of determining such Investor Party’s compliance with this Section 5.05, except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company and (y) that such Investor Party takes commercially reasonable steps (at the Company’s sole expense) to minimize the extent of any required disclosure described in clause (v) of the preceding proviso.

Section 5.06           Nasdaq Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly submit a Listing of Additional Shares Notification Form to Nasdaq with respect to the shares of Common Stock issued to the Investor pursuant to this Agreement and the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock issued to the Investor pursuant to this Agreement and pursuant to the Certificate of Designations. From time to time following the Initial Closing Date, as necessary, the Company shall submit additional Listing of Additional Shares Notification Forms to Nasdaq in order to cover the full number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock.

Section 5.07           Standstill. The Investor agrees that until the date that is the later of (i) December 31, 2024 and (ii) 90 days after the first day on which no Investor Designee serves on the Board and the Investor has no rights (or has irrevocably waived its right) under Section 5.09 (except for Section 5.09(f)), without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its Affiliates and its and their respective principals, directors, officers, employees and agents and other Representatives acting on its behalf, acting alone or in concert with others, not to:

(a)            acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock (solely to the extent that, after giving effect to such acquisition, the Investor Parties and their Affiliates would beneficially own, in the aggregate (A) prior to Subsequent Common Closing, an amount greater than nine and ninety-nine-one-hundredths percent (9.99%) of the capital stock of the Company that is entitled to vote generally in any election of directors of the board of directors of the Company; (B) prior to the Requisite Stockholder Approval (as defined in the Certificate of Designations) being obtained, an amount greater than nineteen and ninety-nine-one-hundredths percent (19.99%) of the capital stock of the Company that is entitled to vote generally in any election of directors of the board of directors of the Company; and (C) at all times following the Subsequent Common Closing and the Requisite Stockholder Approval being obtained, an amount greater than twenty-four percent (24)% of the capital stock of the Company that is entitled to vote generally in any election of directors of the board of directors of the Company (which calculation shall, in each case, include the notional or other number of shares of Common Stock specified in the documentation for any Contract to which any of the Investor Parties are party which is designed to produce economic benefits and risks to any of the Investor Parties that correspond substantially to the ownership by the Investor Parties of shares of Common Stock, except in the case of any such Contract which is settled only in cash));

(b)            make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than 50% of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(c)            make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(d)            advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing;

(e)            take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.07(a);

(f)            enter into any agreements, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Investor Party) with respect to any of the foregoing, including, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party in connection with any of the foregoing.

(g)            make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(h)            request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.07, provided that this clause shall not prohibit the Investor Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.07, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person;

(i)             contest the validity of this Section 5.07 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.07; or

(j)             enter into a voting trust, voting agreement or similar voting arrangement with respect to any shares of Common Stock or Series A Preferred Stock (in each case, other than in accordance with Section 5.10).

provided, however, that nothing in this Section 5.07 will limit (1) the Investor Parties’ ability to vote (subject to Section 5.10), transfer or convert (subject to Section 6 (Right of the Holders to Convert) of the Certificate of Designations) any Series A Preferred Stock or Common Stock, privately make and submit to the Board any proposal that is intended by such Investor Party to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expect to require public disclosure by any Person), participate in rights offerings made by the Company to all holders of its Common Stock, receive any dividends or similar distributions with respect to any securities of the Company held by such Investor Party, tender shares of Common Stock or Series A Preferred Stock into any tender or exchange offer, effect an adjustment to the Conversion Rate pursuant to of the Certificate of Designations) or otherwise exercise rights under its Common Stock or Series A Preferred Stock or (2) the ability of any Investor Director to act in his or her capacity as a member of the Board including, but not limited to, his or her ability to vote or otherwise exercise his or her fiduciary duties.

Section 5.08           Legend.

(a)            All certificates or other instruments representing the Common Stock, the Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO OWNERSHIP AND OTHER RESTRICTIONS SET FORTH IN THE INVESTMENT AGREEMENT, DATED NOVEMBER 7, 2022, BY AND BETWEEN LORDSTOWN MOTORS CORP. AND THE INVESTOR PARTY THERETO, AS MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE ISSUER, WITHOUT COST.

(b)            Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for Series A Preferred Stock or Common Stock.

Section 5.09           Election of Directors.

(a)            At or prior the Subsequent Common Closing, the Board shall have taken all action necessary to cause two (2) Investor Designees to be appointed as members of the Board, effective as of the Subsequent Common Closing provided the Investor shall have designated such Investor Designees at least ten (10) Business Days prior to the Subsequent Common Closing. If the Investor’s designation of such Investor Designees occurs less than ten (10) Business Days prior to the Subsequent Common Closing, then the Board shall take all action necessary to cause such two (2) Investor Designees to be appointed as members of the Board, as promptly as reasonably practicable following the Subsequent Common Closing (but in no event later than ten (10) Business Days thereafter).

(b)            Upon the occurrence of the First Investor Board Seat Fall-Away, at the written request of the Board, one of the Investor Directors shall immediately resign, and the Investor Parties shall cause one of the Investor Directors immediately to resign, from the Board effective as of the date of the First Investor Board Seat Fall-Away. Upon the occurrence of the Second Investor Board Seat Fall-Away, at the written request of the Board, the remaining Investor Directors shall immediately resign, and the Investor Parties shall cause such Investor Directors immediately to resign, from the Board effective as of the date of the Second Investor Board Seat Fall-Away, and the Investor Parties shall no longer have any rights under this Section 5.09, including, for the avoidance of doubt, any designation and/or nomination rights under Section 5.09(c)

(c)            Following the Subsequent Common Closing and until the occurrence of Second Investor Board Seat Fall-Away, at any annual meeting of the Company’s stockholders at which the term of an Investor Director shall expire, the Investor shall have the right to designate an Investor Designee for each Investor Director whose term is expiring at such annual meeting for election to the Board at such annual meeting. The Company shall include the Investor Designees designated by the Investor in accordance with this Section 5.09(c) in the Company’s slate of nominees for the applicable annual meeting of the Company’s stockholders and shall recommend that the Company’s stockholders vote in favor of such Investor Designees and shall support the Investor Designees in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate. Without the prior written consent of the Investor, so long as the Investor is entitled to designate an Investor Designee for election to the Board in accordance with this Section 5.09, the Board shall not remove any Investor Director from his or her directorship (except for “cause” within the meaning of Section 141 of the DGCL, as required by Law, the Certificate of Designations or the Company Charter Documents).

(d)            In the event of the death, disability, resignation or removal of any Investor Director as a member of the Board (in each case other than resignation pursuant to Section 5.09(b)), the Investor may designate an Investor Designee to replace such Investor Director, as applicable, and, subject to Section 5.09(e), the Company shall cause such Investor Designee to fill such resulting vacancy.

(e)            The Company’s obligations to have any Investor Designee elected to the Board or nominate any Investor Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.09, as applicable, shall in each case be subject to such Investor Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company. The Investor Parties will cause each Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Investor’s nominee’s eligibility and qualification to serve as a director of the Company. No Investor Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) or (2) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Investor Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and the Investor Designee must provide to the Company:

(i)            all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to such Investor Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;

(ii)           all information requested by the Company in connection with assessing eligibility and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to such Investor Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;

(iii)          an undertaking in writing by such Investor Designee:

(A)           to be subject to, bound by and duly comply with the code of conduct in the form agreed upon by the other directors of the Company; provided that no such code of conduct shall restrict any transfer of securities by the Investor Parties or their Affiliates (other than with respect to the Investor Director solely in his or her individual capacity), impose confidentiality obligations on the Investor Director other than those specified in Section 5.05 or as mandatorily applicable under applicable Law, or impose any share ownership requirement for the Investor Director; and

(B)            to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof (i) regarding any Transaction Document, the Transactions or any other transactions with or the Investor or any of its Affiliates.

(f)            The Company shall indemnify each Investor Director and provide each Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise. The Company acknowledges and agrees that it (1) is the indemnitor of first resort (i.e., its obligations to each Investor Director are primary and any obligation of the Investor Parties or their Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Director are secondary), (2) shall be required to advance the amount of expenses incurred by any Investor Director and shall be liable for the amount of all expenses and liabilities incurred by such Investor Director, in each case to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise, without regard to any rights such Investor Director may have against any Investor Parties or their Affiliates and (3) to the extent permitted by Law, it irrevocably waives, relinquishes and releases the Investor and its Affiliates from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor any of its Affiliates on behalf of the Company with respect to any claim for which any Investor Director have sought indemnification from the Company shall affect the foregoing and the Investor and its Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any Investor Director against the Company. These rights shall be a contract right.

(g)            Prior to the Second Investor Board Seat Fall-Away, the Company shall not decrease the size of the Board without the consent of the Investor if such decrease would require the resignation of any Investor Designee.

(h)            No Investor Director who is an employee of the Investor or any of its Affiliates shall be entitled to any compensation from the Company for his or her position on the Board (other than reimbursement of expenses pursuant to the Company’s reimbursement policies for non-executive directors).

(i)             The Investor Directors shall be permitted to share information received in his or her capacity as such with the Investor Parties so long as the Investor remain subject to the confidentiality provisions of this Agreement as provided in Section 5.05.

(j)             The Investor Parties and the Company hereby agree, notwithstanding anything to the contrary in any other agreement or at Law or in equity, that, to the maximum extent permitted by Law, when the Investor Parties take any action under this Agreement to give or withhold their consent, the Investor Parties shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in their own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement. For the avoidance of doubt, the foregoing sentence shall not limit or otherwise affect the fiduciary duties of the Investor Directors.

Section 5.10           Voting. The Investor agrees that until the date that is the later of (i) December 31, 2024 and (ii) 90 days after the first day on which no Investor Designee serves on the Board and the Investor has no rights (or has irrevocably waived its right) under Section 5.09 (except for Section 5.09(f)):

(a)            at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Investor shall, and shall cause the Investor Parties to, take such action as may be required so that all of the shares of Series A Preferred Stock or Common Stock beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote are voted in favor of (i) each director nominated and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or written consents; provided, however, that the Investor and its Affiliates shall be permitted to vote in their sole discretion on any proposal directly related to any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company; and

(b)            the Investor shall, and shall (to the extent necessary to comply with this Section 5.10) cause the Investor Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Series A Preferred Stock or Common Stock beneficially owned by the Investor or the Investor Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.10(a) at such meetings (including at any adjournments or postponements thereof).

Section 5.11           Tax Matters.

(a)            The Company and any applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable with respect to the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by applicable Law. If the Company or any applicable withholding agent determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement and the transactions contemplated herein, the Company shall use its commercially reasonable efforts to provide notice to the Investor Parties at least five (5) Business Days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to withhold, and shall cooperate with the Investor Parties to reduce or eliminate such deduction or withholding to the extent allowed by applicable Law. Any amounts that are so withheld shall be timely paid over to the appropriate Tax authority and shall be treated for all purposes of the applicable Transaction Documents and Company Charter Documents as having been paid to the Person in respect of which such deduction and withholding was made. Promptly following the date of this Agreement or, in the case of a transferee, the date such transferee first acquires any Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock, each Investor Party shall deliver to the Company or its paying agent a duly executed, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8, as applicable. If the information on any such form provided by such Investor Party changes, or upon the Company’s reasonable request, such Investor Party shall provide the Company with an updated version of such form.

(b)            Absent a change in law or a contrary “determination” (as defined in Section 1313(a) of the Code), the Investor Parties and the Company agree (i) not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income Tax and withholding Tax purposes, and shall not take a position inconsistent with such treatment and (ii) to not take a reporting position that the holders of Series A Preferred Stock are required to include as dividend income any amounts in respect of the Series A Preferred Stock unless and until dividends on the Series A Preferred Stock are paid in cash or other property, in each case, for United States federal income Tax and withholding Tax purposes.

(c)            The Company shall pay any and all United States documentary, stamp and similar issue or transfer Tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

Section 5.12           Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Series A Preferred Stock hereunder solely as follows: (i) prior to the time that the EV Program Agreement has been executed and delivered by the prospective parties thereto, to fund expenditures in respect of pre-development activities and related overhead and support in connection with the Company carrying out the services described in the draft Product Development and Engineering Services Agreement delivered to the Investor prior to the date of this Agreement, but only to the extent such expenditures are not directly paid by the counterparty in accordance the terms thereof and (ii) following execution and delivery of the EV Program Agreement by the prospective parties thereto, to fund the design, development and production of the covered program in accordance with the terms and conditions set forth in the EV Program Agreement. Until the Product Development and Engineering Services Agreement has been entered into or if the EV Program is abandoned, the Company may use the proceeds from the issuance and sale of the Series A Preferred Stock hereunder to fund expenditures contemplated to be expended in connection with the EV Program (including those contemplated by the draft Product Development and Engineering Services Agreement delivered to the Investor prior to the date of this Agreement) or any substitute or replacement electric vehicle program as agreed to by the Investor and the Company. The Company shall use the proceeds from the issuance and sale of the Common Stock hereunder for general corporate purposes as determined by the Board (which Board determination for the proceeds from the Subsequent Common Closing shall be made following the appointment of the Investor Designees to the Board).

Section 5.13           Participation Rights.

(a)            For the purposes of this Section 5.13, “Excluded Issuance” shall mean (i) the issuance of any shares of equity securities that is subject to Section 10 (Anti-Dilution Adjustments) of the Certificate of Designations, (ii) the issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board, (iii) the issuance of shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement, (iv) the issuance of shares of equity securities as consideration in any “business combination” (as defined in the rules and regulations promulgated by the SEC) or as consideration in bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (v) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Investor, (vi) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company, (vii) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance) or (viii) the issuance of bonds, debentures, notes or similar debt securities convertible into Common Stock into the public market pursuant to a bona-fide broadly distributed public offering or a private placement under Rule 144A, if the conversion or exercise price is at least the greater of (x) the then applicable Conversion Price (as defined in the Certificate of Designations) and (y) the Current Market Price (as defined in the Certificate of Designations) as of the date the Company would have been required to give the Investor notice of such issuance if it were not an Excluded Issuance.

(b)            From and after the Subsequent Common Closing Date and until the occurrence of the Second Investor Board Seat Fall-Away, if the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than in an Excluded Issuance, then the Company shall:

(i)            give written notice to the Investor (no less than five (5) Business Days prior to the closing of such issuance (or, in the case of a registered public offering, at least two (2) Business Days prior to the commencement of such registered public offering) or, if the Company reasonably expects such issuance to be completed in less than five (5) Business Days, such shorter period, which shall be as long as commercially practicable setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; and

(ii)           offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the Investor Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Investor Parties beneficially own (on an as-converted basis) by (B) the total number of shares of Common Stock then outstanding (on an as-converted basis); provided, however, that the Company shall not be required to offer to issue or sell to the Investor Parties (or to any of them) a number of the Proposed Securities that would require the Company to obtain stockholder approval either in respect of the issuance of any Proposed Securities or in connection with any securities issued pursuant to this Agreement under the listing rules of the Nasdaq or any other securities exchange or any other applicable Law.

(c)            The Investor will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and irrevocably commit to purchase any or all of the equity securities offered to be sold by the Company to the Investor Parties, which notice must be given within five (5) days after receipt of such notice from the Company (or such shorter period if the notice by the Company was sent in accordance with the preceding paragraph less than five (5) Business Days prior to the proposed issuance date, and in no event less than one (1) Business Day) (the failure of the Investor to respond within such time period shall be deemed a waiver of the Investor Parties’ rights under this Section 5.13 with respect to the applicable issuance of equity securities). If the Company offers two (2) or more securities in units to the other participants in the offering, the Investor Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that (x) if such closing is prior to the tenth (10th) Business Day following the date on which the Investor has notified the Company that the Investor Parties have elected to exercise their subscription right, then each Investor Party shall purchase the new equity securities within ten (10) Business Days following delivery of notice of exercise by the Investor and (y) the closing of any purchase by any such Investor Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 5.13(b). Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to issue or sell to the Investor Parties pursuant to this Section 5.13; provided, however, that the Company shall not be required to reoffer to the Investor Parties (or to any of them) a number of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the Nasdaq or any other securities exchange or any applicable Law.

(d)           The election by any Investor Party not to exercise its subscription rights under this Section 5.13 in any one instance shall not affect their right as to any subsequent proposed issuance.

(e)            Notwithstanding anything in this Section 5.13 to the contrary, the Company will not be deemed to have breached this Section 5.13 if not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.13, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to each Investor Party so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, each Investor Party will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Section 5.13(b) and Section 5.13(c).

(f)             In the case of an issuance subject to this Section 5.13 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

(g)            In the event any Proposed Securities are issued by the Company following the date of this Agreement but prior to the Subsequent Common Closing Date (the “Prior Issuance”), within thirty (30) Business Days after the Subsequent Common Closing Date, the Company shall offer to sell such Proposed Securities to each Investor Party so that, taking into account the Proposed Securities in the Prior Issuance and such Proposed Securities, each Investor Party will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms (including the limitations therein) and upon same economic and other terms (including the limitations therein) provided for in Section 5.13(b) and Section 5.13(c) as if the Prior Issuance occurred on or after the Subsequent Common Closing Date.

(h)            In the event that the Investor Parties are not entitled to acquire any Proposed Securities pursuant to this Section 5.13 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such Proposed Securities under the listing rules of the Nasdaq or any other securities exchange or applicable Law, the Company shall, upon the Investor’s reasonable request delivered to the Company in writing within seven (7) Business Days following its receipt of the written notice of such issuance to the Investor pursuant to Section 5.13(b), at the Investor’s election, (i) consider and discuss in good faith modifications proposed by the Investor Parties to the terms and conditions of such portion of the Proposed Securities that would otherwise be issued to the Investor Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such Proposed Securities as so modified, and/or (ii) solely to the extent that stockholder approval is required in connection with the issuance of Proposed Securities to Persons other than the Investor Parties and the Company elects to seek such stockholder approval in connection with such issuance to Persons other than the Investor Parties, use reasonable best efforts to seek stockholder approval in respect of the issuance of any Proposed Securities to the Investor Parties.

Section 5.14           Additional Rights. If between the date of this Agreement and the Subsequent Common Closing the Company issues shares of Common Stock (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock), other than in an Excluded Issuance, then the Company shall, as promptly as practicable after the Subsequent Common Closing, provide the Investor the participation rights in Section 5.13 as if such issuance occurred after the Subsequent Common Closing Date.

Section 5.15           Available Registration Statement. The Company will not effect a Mandatory Conversion (as defined in the Certificate of Designations) if any Investor Party holds or would hold upon such Mandatory Conversion (or any earlier conversion following the dates of the Notice of Mandatory Conversion (as defined in the Certificate of Designations)) shares of Common Stock that are Registrable Securities unless as of the date of Notice of Mandatory Conversion and as of the Mandatory Conversion Date (as defined in the Certificate of Designations) there is either an Available Registration Statement covering resale of such shares of Common Stock by the Investor Parties or such shares may be freely sold immediately upon receipt without volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act.

Section 5.16           Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, or if the Company proposes to take or omit to take any other action under Section 5.13 (including granting to the Investor Parties or their respective Affiliates the right to participate in any issuance of securities) or otherwise or if there is any event or circumstance that may result in the Investor Parties, their respective Affiliates and/or any Investor Director being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act (including the purchase by the Investor Parties of any securities under Section 5.13), and if any Investor Director is serving on the Board at such time or has served on the Board during the preceding six (6) months (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Investor Parties’, their respective Affiliates’ and such Investor Director’s interests (for the Investor and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Investor Parties, the Investor’s Affiliates, and/or any Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor Parties or their Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Investor Parties notify the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor Parties’, their respective Affiliates’ and any Investor Director (for the Investor Parties and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.17           Information Rights. Following the Initial Closing and so long as the 25% Beneficial Ownership Requirement is satisfied, in order to facilitate (i) the Investor Parties’ compliance with legal and regulatory requirements applicable to the beneficial ownership by the Investor Parties and its Affiliates of equity securities of the Company and (ii) the Investor Representative’s oversight of the Investor Parties’ investment in the Company, the Company agrees to provide each of the Investor Parties with the following:

(a)            within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied if and when the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC within the required time period therefor;

(b)           within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied if and when the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC within the required time period therefor; and

(c)            reasonable access, to the extent reasonably requested by the Investor Parties, to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, and to discuss its and their affairs and finances and matters relating to capital structure and financing, all upon reasonable notice and at such reasonable times and as often as the Investor Parties may reasonably request; provided that any investigation pursuant to this Section 5.17 shall be conducted at the sole cost and expense of the Investor Parties and in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries;

provided that the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iv) expose the Company to risk of liability for disclosure of personal information; provided that the parties shall use their commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or material that relates to, contains or reflects any analyses, studies, notes, memoranda and other information related to or prepared in connection with any Transaction Document or the Transactions or any matters relating thereto or any transactions with or matters relating to the Investor Parties or any Affiliates of the Investor.

Section 5.18           Exclusivity.

(a)            Prior to the Subsequent Common Closing (or such earlier date as the Investor’s obligations to effect the Subsequent Common Purchase is terminated pursuant to Section 2.03(c)), without the Investor’s prior written consent, neither the Company nor any of its Subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit any directors, officers or employees of the Company or, to the extent within the Company’s control, other Affiliates or representatives of the Company or any of its Subsidiaries to take) any action to (i) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate any of the Transactions or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. Prior to the Initial Closing, the Company shall use reasonable best efforts to take all actions reasonably necessary to ensure that the directors, officers and employees of the Company or any of its Subsidiaries and, to the extent within the Company’s control, other Affiliates or representatives of the Company or any of its Subsidiaries, do not take or do any of the actions referenced in the immediately foregoing sentence. Upon execution of this Agreement and prior to the Subsequent Common Closing, unless the Investor otherwise consents in writing, the Company shall, if applicable, cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

(b)            Prior to the Subsequent Common Closing (or such earlier date as the Investor’s obligations to effect the Subsequent Common Purchase is terminated pursuant to Section 2.03(c)), the Company shall, as promptly as practicable (and in no event later than one business day after receipt thereof), advise the Investor of any Acquisition Proposal, potential Acquisition Proposal, or any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including, but not limited to, the identity of the Person and its Affiliates making the same, the consideration that it may receive in respect of any such Acquisition Proposal, potential Acquisition Proposal, or inquiry, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to the Investor a copy of any such proposal or inquiry, if it is in writing, or a reasonably accurate written summary of any such proposal or inquiry, if it is not in writing, and shall keep the Investor informed on a reasonably prompt basis with respect to any developments with respect to the foregoing.

(c)            Notwithstanding the preceding provisions of this Section 5.18, this Section 5.18 shall not apply to any equity issuances or transactions entered into by the Company pursuant to any at-the-market distribution program that the Company may implement from time to time or any equity line of credit program providing for the issuance by the Company from time to time of Common Shares or similar issuances or transactions initiated by the Company in connection with its efforts to raise capital through equity issuances.

Section 5.19           Investor Information. At all times during which the Investor or its Affiliates owns any Common Stock or Preferred Stock it will, or will cause its Affiliates to, from time to time upon the request of the Company, provide the Company with such information as is required by the Company or deemed reasonably necessary by the Company in order to permit the Company to comply with any regulatory requirements or know your customer type information, including those imposed by the OFAC, the U.S. Department of State, the United Nations Security Council, HM Treasury, the European Union or relevant member states of the European Union.

Section 5.20           EV Program. The Investor and the Company each agrees to use commercially reasonable good faith efforts to agree upon the Preferred Funding Milestones and the EV Program Budget no later than the 6-month anniversary of the date of this Agreement.

Article VI

Conditions to ClosingS

Section 6.01           Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect each Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date for such Closing of the following conditions:

(a)            no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Transactions; and

(b)            if a filing under the HSR Act is required for such Closing, then the applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 6.02           Conditions to the Obligations of the Company. The obligations of the Company to effect each Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date for such Closing of the following conditions:

(a)            the representations and warranties of the Investor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of such Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect;

(b)            the Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to such Closing; and

(c)            the Company shall have received a certificate, signed on behalf of the Investor by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03           Conditions to the Obligations of the Investor. The obligations of the Investor to effect each Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date for such Closing of the following conditions:

(a)            the representations and warranties of the Company (i) set forth in Sections 3.01, 3.02, 3.03(a), 3.03(b)(i)(A), 3.06, 3.10, 3.11, 3.12, and 3.13 shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) in all but de minimis respects as of the date hereof and as of such Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in this Agreement, other than in Sections 3.01, 3.02, 3.03(a), 3.03(b)(i)(A), 3.06, 3.10, 3.11, 3.12, and 3.13 shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of such Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)            the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to such Closing;

(c)            the Investor shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(d)            prior to the Initial Closing, the Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designation, and a certified copy thereof shall have been delivered to the Investor;

(e)            prior to or upon the Subsequent Common Closing, to the extent that the initial Investor Designees designated to be Investor Directors have been designated at least fifteen (15) Business Days prior to such Closing and such Investor Designees otherwise meet the requirements set forth in Section 5.09(e), the Board shall have taken all actions necessary and appropriate to cause to be elected or appointed to the Board, effective immediately following the Subsequent Common Closing, such initial Investor Designees; and

(f)             any shares of Common Stock issued at such Closing and any shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued at such Closing at the Conversion Rate specified in the Certificate of Designations as in effect on the date hereof, in each case shall have been covered by a Listing of Additional Shares Notification Form submitted to Nasdaq.

Section 6.04           Additional Conditions to the Obligations of the Company and the Investor to Effect the Subsequent Common Closing. The respective obligations of each of the Company and the Investor to effect the Subsequent Common Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Subsequent Common Closing Date of the following condition: CFIUS Clearance shall have been obtained.

Section 6.05           Additional Conditions to the Obligations of the Investor to Effect the Second Preferred Closing and the Third Preferred Closing. The obligations of the Investor to effect the Second Preferred Closing or the Third Preferred Closing, as applicable shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Second Preferred Closing Date or the Third Preferred Closing Date, as applicable, of the following conditions:

(a)            the Company and the Investor shall have agreed to the EV Program Budget and the Preferred Funding Milestones; and

(b)            the Preferred Funding Milestone for such Closing shall have been satisfied.

Article VII

Termination; Survival

Section 7.01           Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Initial Closing:

(a)            by the mutual written consent of the Company and the Investor;

(b)            by either the Company or the Investor upon written notice to the other, if the Initial Closing has not occurred on or prior to November 7, 2023 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b);

(c)            by either the Company or the Investor if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 5.02;

(d)            by the Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)            by the Company if the Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

Section 7.02           Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Article I, Section 5.05, this Section 7.02 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Investor or the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a knowing or intentional breach of this Agreement or from Fraud.

Section 7.03           Survival. Except in the case of Fraud, the representations and warranties of the parties set forth in this Agreement and in any document delivered in connection herewith shall not survive the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Article VIII

Miscellaneous

Section 8.01           Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

Section 8.02           Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) the Investor or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Investor Parties and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve the Investor of its obligations hereunder prior to or at each of the Closing; provided, further, that no Investor Party shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such Investor Party’s obligations hereunder.

Section 8.04           Counterparts. This Agreement and any other Transaction Documents may be executed in one or more counterparts (including by facsimile and electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

Section 8.05           Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the other Transaction Documents, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 8.06           Governing Law; Jurisdiction.

(a)            This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)            All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07           Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause each of the Closings to occur, and that time is of the essence. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the purchases contemplated by Section 2.01 to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09           Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)            If to the Company, to it at:

Lordstown Motors Corp.
2300 Hallock Young Road
Lordstown, Ohio 44481
Attention: CEO and General Counsel

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
127 Public Square, Suite 2000
Cleveland, Ohio 44114
Attention:      Ronald Stepanovic

(b)            If to the Investor or any Investor Party, to the Investor at:

Foxconn Ventures Ptd. Ltd.

c/o Hon Hai Precision Industry Co., Ltd.

No. 66, Zhongshan Road
Tucheng Industrial Zone
Tucheng District
New Taipei City
23680
Taiwan
Attention: Jerry Hsiao

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Mike Huang

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10           Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11           Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.12           Interpretation.

(a)            When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents delivered in Person or electronically to the Investor or its respective Representatives. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than the Nasdaq, all references herein to the Nasdaq shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless if otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LORDSTOWN MOTORS CORP.

By:	/s/ Edward T. Hightower
Name: Edward T. Hightower
Title: CEO and President

FOXCONN VENTURES PTE. LTD.

By:	/s/ Jerry Hsiao
Name: Jerry Hsiao
Title: Authorized Signatory

[Signature Page to Investment Agreement]

ANNEX I

[To be attached]

ANNEX II

[To be attached]